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                                                                    Exhibit 99.1

(ANADYS PHARMACEUTICALS, INC. LOGO)

CONTACT:

Michael Kamdar                                        Trista Morrison
Sr. VP, Corporate Development and Finance             Media Relations
Anadys Pharmaceuticals, Inc.                          Atkins + Associates
(858) 530-3667                                        (858) 527-3490
cc@anadyspharma.com                                   tmorrison@irpr.com


       ANADYS PHARMACEUTICALS REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

                 Initial Public Offering Occurred in March 2004

SAN DIEGO, CA, MAY 13, 2004 - Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule, anti-infective medicines for the treatment of hepatitis C virus, hepatitis B virus and bacterial infections, today reported its financial results for the quarter ended March 31, 2004.

"The first quarter of 2004 was very productive for Anadys. We continued to advance our clinical and pre-clinical programs surrounding the isatoribine family of compounds, including the continuation of the on-going clinical trial of isatoribine itself. Interim results of the isatoribine study have demonstrated proof of concept through hepatitis C virus reduction. In addition, we have initiated clinical trials of the first oral prodrug of isatoribine," said Kleanthis G. Xanthopoulos, Ph.D., Anadys' President and Chief Executive Officer. "The isatoribine family of compounds continues to be a significant focus of our development efforts. We are on track to nominate a second oral prodrug of isatoribine, with optimized pharmaceutical properties, during the second quarter of 2004. We also are advancing our discovery programs to continue building a pipeline of compounds for the treatment of HCV, HBV and antibacterial infections. Our achievements during the first quarter culminated in our initial public offering, which closed on March 31, 2004."

RECENT HIGHLIGHTS

      - Anadys initiated a Phase I clinical trial of ANA971, its first oral prodrug of isatoribine. Anadys previously announced interim results from an on-going clinical trial of isatoribine which established proof of concept that a compound interacting with TLR-7 can reduce viral load in HCV infected patients.

      - Anadys exercised an exclusive option with LG Life Sciences ("LGLS") and entered into a joint development and license agreement with LGLS for the global development of ANA380 (LB80380), a compound for the treatment of HBV infection, which is currently in Phase II clinical trials.

      - Anadys announced the achievement of its first research milestone under its drug discovery collaboration with Amgen.

      - Anadys closed its initial public offering of common stock, raising gross proceeds of approximately $49 million.

      - Anadys and LGLS recently announced the completion of a Phase I/IIa clinical trial of ANA380 (LB80380), results of which provide further encouragement for the continued development of ANA380 (LB80380) as a therapy for chronic HBV infection.
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FINANCIAL RESULTS

The Company reported revenues of $683,000 for the first quarter of 2004 compared to $562,000 for the first quarter of 2003. The net loss applicable to common stockholders was $7.6 million for the first quarter of 2004, compared with the net loss applicable to common stockholders of $7.7 million for the same period in the prior year. Basic and diluted net loss per common share was $3.77 in the first quarter of 2004, compared to $6.00 for the same period in 2003. Pro forma basic and diluted net loss per common share (assuming that the conversion of preferred stock to common stock that was automatically effected in conjunction with the IPO took place as of the original date of issuance) was $0.49 in the first quarter of 2004, compared to $0.56 for the same period in 2003.

Cash, cash equivalents and securities available-for-sale totaled $51.1 million at March 31, 2004 compared to $14.5 million as of December 31, 2003, an increase of $36.6 million. This increase resulted primarily from our initial public offering of 6,250,000 shares of common stock for proceeds to us of $39.0 million, net of underwriting discounts and offering expenses. In addition on March 31, 2004, we closed the sale of an additional 215,000 shares of our common stock pursuant to the exercise by the underwriters of an over-allotment option which resulted in additional net proceeds to us of $1.4 million. Subsequent to March 31, 2004, we sold an additional 528,950 shares of common stock pursuant to the exercise by the underwriters of the over-allotment option, bringing the total net proceeds from the initial public offering to $43.9 million.

Anadys will be hosting both a conference call and webcast to discuss first quarter 2004 financial results and highlights from the quarter on Thursday, May 13, 2004, at 4:30 PM Eastern Time (1:30 PM Pacific Time).

To access the webcast via the Internet, log on to www.anadyspharma.com under the "Investor Relations" section of the website. Please connect to the company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-800-901-5213 (U.S.) or 1-617-786-2962 (international) and dial the participant passcode 35481348 to access the call. Telephone replay is available approximately two hours after the call through May 20, 2004. To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 94909363. The webcast will be archived on www.anadyspharma.com through May 31, 2004.

Anadys Pharmaceuticals, Inc. (www.anadyspharma.com) is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule, anti-infective medicines for the treatment of hepatitis C virus, hepatitis B virus and bacterial infections. Anadys is advancing its anti-infective portfolio through the development of its two clinical programs, the isatoribine family of compounds and ANA380. In addition, Anadys' anti-infective therapeutic platform is designed to advance a strong and continual pipeline of drug candidates into the clinic.

SAFE HARBOR STATEMENT

Statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Anadys cautions investors not to place undue reliance on the forward-looking statements contained in this press release, which speak only as of the date hereof. Such statements include, but are not limited to references to the believed mechanism of action of isatoribine, expectations regarding timing of future pre-clinical and clinical milestones, activities expected to occur in connection with Anadys' business relationship with LGLS, the effects of administration of ANA380 (LB80380) in HBV infected patients and Anadys' ability to maintain its drug development pipeline. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Anadys to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, the results of initial clinical trials may not be
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predictive of future results. In addition, Anadys' results may be affected by risks related to implementation of its relationship with LG Life Sciences, Ltd., competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are detailed in greater detail in Anadys' Securities and Exchange Commission filings, including Anadys' Prospectus filed on March 26, 2004. All forward-looking statements are qualified in their entirety by this cautionary statement, and Anadys undertakes no obligation to revise or update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

ANADYS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

                                                         THREE MONTHS ENDED MARCH 31,
                                                         ---------------------------
                                                           2004               2003
                                                         --------           --------
Revenues                                                 $    683           $    562
Operating expenses                                          8,083              8,147
Interest income (expense)                                     (42)                37
                                                         --------           --------
Net loss                                                   (7,442)            (7,548)
                                                         --------           --------
      Accretion to redemption value of
         redeemable convertible preferred
         stock                                               (175)              (165)
                                                         --------           --------
Net loss applicable to common stockholders               $ (7,617)          $ (7,713)
                                                         ========           ========

Net loss per share, basic and diluted                    $  (3.77)          $  (6.00)
                                                         ========           ========

Shares used in calculating net loss per share,
   basic and diluted                                        2,021              1,285
                                                         ========           ========

Pro forma net loss per share, basic and diluted          $  (0.49)          $  (0.56)
                                                         ========           ========

Pro forma shares used in calculating net loss
   per share, basic and diluted                            15,154             13,382
                                                         ========           ========


In connection with our initial public offering each share of Series C redeemable convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for 5.10 shares of preferred stock. Each share of Series A-1, A-2, A-3, A-4, A-5, and B of convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for approximately 11.92, 11.92, 10.62, 7.38, 3.36, and 2.35 shares of preferred stock, respectively. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance of the preferred stock.
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ANADYS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                             MARCH 31,       DECEMBER 31,
                                                               2004             2003
                                                             --------          --------
                                                            (UNAUDITED)       (AUDITED)
Assets
      Cash, cash equivalents and securities
         available-for-sale                                  $ 51,088          $ 14,499
      Other current assets                                        816             1,693
      Noncurrent assets                                         3,768             4,050
                                                             --------          --------
         Total assets                                        $ 55,672          $ 20,242
                                                             ========          ========

Liabilities and stockholders' equity
      Current liabilities                                    $  3,883          $  3,888
      Long-term liabilities                                     1,325             1,401

      Redeemable convertible preferred stock                       --            45,012

      Stockholders' equity                                     50,464           (30,059)
                                                             --------          --------
         Total liabilities and stockholders' equity          $ 55,672          $ 20,242
                                                             ========          ========